Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 13, 2020 relating to the consolidated financial statements and financial statement schedule of Tapestry, Inc. and subsidiaries, and the effectiveness of the Tapestry, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Tapestry Inc. for the year ended June 27, 2020.

/s/ Deloitte & Touche LLP

New York, New York
November 19, 2020